SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 16, 2005

AXONYX INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-25571	86-0883978
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

500 Seventh Avenue, 10th Floor, New York, New York 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 645-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 16, 2005, the Board of Directors of Axonyx Inc. (the “Company”) and its Compensation Committee approved a change in the compensation arrangements for its independent directors. The Board eliminated its per/meeting compensation arrangement for Board and committee meetings attended and instead authorized the payment of an annual fee of $50,000 for service on the Board, regardless of the number of meetings attended by a board member. The Board also directed management and counsel to formulate a suitable arrangement for individual directors to elect to receive stock options in lieu of the annual cash payment. Such arrangement has not yet been finalized.

The Board did not change its existing policy of paying additional compensation to the Chairmen of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee in consideration for the additional work they perform for the Company. Those annual payments continue to be $25,000, $15,000 and $15,000, respectively. Also, on June 16, the Board approved the annual grant of 50,000 ten-year stock options to each of the independent directors, which has been timely reported on Form 4’s filed by each of such directors.

All members of the Board shall continue to be reimbursed their respective reasonable out-of-pocket and travel expenses.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously disclosed in the Company’s Definitive Proxy Statement, filed with the SEC on May 17, 2005, Gerard J. Vlak did not stand for re-election to the Company’s Board of Directors, and, consequently, following the Annual Meeting of the Stockholders which was held on June 16, 2005, Mr. Vlak was no longer a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of June, 2005.

AXONYX INC.

By: /s/ S. Colin Neill
Name: S. Colin Neill
Title: Chief Financial Officer